Exhibit 99.1

Caesars Entertainment Corporation and Caesars Acquisition Company Announce

Effectiveness of S-4 Registration Statement Related to Merger

Companies schedule stockholder meetings for July 25, 2017

Contacts:	Media	Investors

	Stephen Cohen	Joyce Arpin

	(212) 886-9332	(800) 318-0047

LAS VEGAS, June 23, 2017 — Caesars Entertainment Corporation (NASDAQ: CZR) (“Caesars Entertainment”) and Caesars Acquisition Company (NASDAQ: CACQ) (“Caesars Acquisition”) today announced that the Securities and Exchange Commission (“SEC”) has declared effective the Registration Statement on Form S-4 previously filed by Caesars Entertainment on March 13, 2017, and amended on June 5, 2017 and June 20, 2017, in connection with the Amended and Restated Agreement and Plan of Merger dated as of July 9, 2016 and amended on February 20, 2017 (as amended, the “Merger Agreement”), pursuant to which, among other things, Caesars Acquisition will merge with and into Caesars Entertainment (the “Merger”).

Caesars Entertainment and Caesars Acquisition also announced today that they have individually scheduled special meetings of Caesars Entertainment and Caesars Acquisition stockholders in connection with the pending Merger. Stockholder approval of the Merger is a critical step to concluding the restructuring of Caesars Entertainment Operating Company, Inc. (“CEOC”).

The special meeting of Caesars Entertainment stockholders will be held on July 25, 2017, at 8:00 a.m. PT in the Classico Chapel, Caesars Palace, One Caesars Palace Drive, Las Vegas, Nevada. All Caesars Entertainment stockholders of record as of the close of business on June 19, 2017 will be entitled to vote their shares of Caesars Entertainment common stock at the special meeting.

The special meeting of Caesars Acquisition stockholders will be held on July 25, 2017, at 10:00 a.m. PT in the Classico Chapel, Caesars Palace, One Caesars Palace Drive, Las Vegas, Nevada. All Caesars Acquisition stockholders of record as of the close of business on June 19, 2017 will be entitled to vote their shares of Caesars Acquisition common stock at the special meeting.

Caesars Entertainment and Caesars Acquisition expect to begin mailing the joint proxy statement/prospectus to their respective stockholders in the coming days that will contain information for stockholders of both companies, as well as instructions for voting.

Caesars Entertainment and Caesars Acquisition continue to engage with regulators in jurisdictions where approvals are required for the Merger and other aspects of CEOC’s restructuring. In addition to regulatory approvals and approval by stockholders at the special meetings, the Merger is subject to the completion of CEOC’s restructuring and other customary closing conditions. CEOC’s restructuring is subject to the completion of the Merger, certain financing activities, continuing oversight by the United States Bankruptcy Court, and other customary closing conditions.

About Caesars Entertainment Corporation

Caesars Entertainment Corporation (“CEC”) is the world’s most diversified casino-entertainment provider and the most geographically diverse U.S. casino-entertainment company. CEC is mainly comprised of the following three entities: the majority owned operating subsidiary CEOC, wholly owned Caesars Entertainment Resort Properties, LLC and Caesars Growth Partners, LLC (“CGP LLC”), in which CEC holds a variable economic interest. Since its beginning in Reno, Nevada 75 years ago, CEC has grown through development of new resorts, expansions and acquisitions and its portfolio of subsidiaries now operate 47 casinos in 13 U.S. states and five countries. CEC’s resorts operate primarily under the Caesars®, Harrah’s® and Horseshoe® brand names. CEC’s portfolio also includes the London Clubs International family of casinos. CEC is focused on building loyalty and value with its guests through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership. CEC is committed to environmental sustainability and energy conservation and recognizes the importance of being a responsible steward of the environment. For more information, please visit www.caesars.com.

About Caesars Acquisition Company

Caesars Acquisition Company (“CAC”) was formed to make an equity investment in CGP LLC, a joint venture between CAC and CEC, the world’s most diversified casino entertainment provider and the most geographically diverse U.S. casino-entertainment company. CAC is CGP LLC’s managing member and sole holder of all of its outstanding voting units. For more information, please visit www.caesarsacquisitioncompany.com.

Important Additional Information

Pursuant to the Merger Agreement, among other things, CAC will merge with and into CEC, with CEC as the surviving company. In connection with the Merger, CEC and CAC filed with the SEC the Registration Statement, which includes a preliminary joint proxy statement/prospectus, as well as other relevant documents concerning the proposed transaction. The Registration Statement was declared effective on June 23, 2017. A definitive joint proxy statement/prospectus will be mailed to stockholders of CEC and CAC on or about June 23, 2017. Stockholders are urged to read the Registration Statement and the joint proxy statement/prospectus regarding the Merger and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. You will be able to obtain a free copy of such joint proxy statement/prospectus, as well as other filings containing information about CEC and CAC, at the SEC’s website (www.sec.gov), from CEC Investor Relations (investor.caesars.com) or from CAC Investor Relations (investor.caesarsacquisitioncompany.com).

The information in this communication is for informational purposes only and is neither an offer to purchase, nor a solicitation of an offer to sell, subscribe for or buy any securities or the solicitation of any vote or approval in any jurisdiction pursuant to or in connection with the proposed transactions or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

CEC, CAC and their respective directors, executive officers and certain other members of management and employees may be soliciting proxies from CEC and CAC stockholders in favor of the business combination transaction. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the CEC and CAC stockholders in connection with the proposed business combination transaction is set forth in the definitive joint proxy statement/prospectus filed with the SEC on June 23, 2017 and Amendment No. 1 to the Annual Report on Form 10-K for CAC’s fiscal year ended December 31, 2016, filed on March 31, 2017. You can obtain free copies of these documents from CEC and CAC in the manner set forth above.

Forward-Looking Statements

This release includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995 regarding the completion of the Merger.

You are cautioned that the forward-looking statements in this release are not guarantees that the Merger will be consummated. Among the factors that could impact the consummation of the Merger are: the Merger Agreement may not be approved by the CEC and CAC stockholders at the respective special meetings, the other conditions to the closing of the Merger may not be satisfied, one or more events, changes or other circumstances that could occur that could give rise to the termination of the Merger Agreement, CEC’s and CEOC’s ability (or inability) to meet any milestones or other conditions set forth in their restructuring support agreements, CEC’s and CEOC’s ability (or inability) to satisfy the conditions to the effectiveness of the Third Amended Joint Plan of Reorganization of CEOC and its Chapter 11 debtor subsidiaries, CEC’s ability (or inability) to secure additional liquidity to meet its ongoing obligations and its commitments to support the CEOC restructuring as necessary, CEC’s financial obligations exceeding or becoming due earlier than what is currently forecast and other risks associated with the CEOC restructuring and related litigation.

You are cautioned to not place undue reliance on these forward-looking statements, which speak only as of the date of this release. CEC and CAC undertake no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events, except as required by law.